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                                                                    EXHIBIT 10.5


April 1, 2002


CONFIDENTIAL

Michael Keith
4 Tall Oaks Court
Mendham, NJ 07945

Re: Employment Agreement

Dear Michael:

This letter agreement (this "Agreement") confirms the terms and conditions of your employment with AT&T Wireless Services, Inc. (the "Company"). Unless otherwise stated expressly in this Agreement, this Agreement amends and supercedes your January 3, 2000 Special Retention Agreement ("Prior Agreement") and all other prior agreements between you and the Company concerning the subject matter of this Agreement.

1. Term of Agreement: This Agreement begins February 16, 2002 ("Effective Date"). It is anticipated that this Agreement will end on the earlier of the completion of your assignment with TeleCorp and May 31, 2003 ("End Date"), unless your employment is terminated earlier or this Agreement is extended by a written agreement between you and the Company.

2. Job Responsibilities. As of the Effective Date, you will assume a new role of President of TeleCorp. The job duties, responsibilities and perquisites of this position will be consistent with and comparable to that of Executive Vice President of the Company. In this capacity, you will report to Mohan Gyani, President and Chief Executive Officer, AT&T Mobility Services. In addition, until the completion of the Fixed Wireless closure, you will continue to report to John Zeglis, Chairman and Chief Executive Officer of the Company.

3. Compensation: Your base salary will be increased by 3.5% to $538,200, effective retroactively to February 16, 2002. It is anticipated that this rate will be reviewed on an annual basis to reflect individual performance and base salary structure changes applicable to executives in similarly situated positions, but in no event will your base salary be reduced at any time. Your target bonus for 2002 will remain at 100% of base salary. As of the Effective Date, 30% of your bonus will be based on TeleCorp business results and overall integration. (Specific targets will be mutually agreed to by you and John Zeglis within 60 days of the Effective Date.) Prior to the Effective Date, for bonus calculation purposes, you will be considered as part of the AT&T Mobility Services business unit. Additionally, you will be eligible for a 2002 stock option grant using the guidelines approved by the Compensation Committee of the Company's Board of Directors ("Compensation Committee") for other Executive Vice Presidents of the Company. Your compensation in 2003 will be reviewed to reflect individual performance, TeleCorp performance, and other factors applied to executives in similarly situated positions. Upon termination, the bonus for that year will be paid out on a pro-rata basis for time worked, and based on the performance against target metrics (as mutually agreed to by you and John Zeglis) achieved at the time of termination. As for any executive in a similarly situated position, all aspects of your compensation are subject to approval by the Compensation Committee, which approval shall not be unreasonably withheld.


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4.  Special Individual Non-qualified Supplemental Retirement Arrangements. Under this Agreement, the Company will maintain three non-qualified arrangements as follows:

    o "SRA1": originally established as Exhibit B of the Prior Agreement. Notwithstanding any provision in Exhibit B of the Prior Agreement to the contrary, the SRA1 will become 100% vested on April 1, 2002. At that time, you will be responsible for Medicare taxes, which are estimated at $14,000. Payout of the SRA1 will be made in accordance with the terms of Exhibit B of the Prior Agreement. You are entitled to the payment under SRA1 unconditionally, except with respect to the Forfeiture Rights described in the second to last paragraph of this paragraph 4.

    o "SRA2": This Agreement does not modify, in any respect, the terms of the SRA2, effective April 1, 2001.

    o "SRA3": The Company will establish the SRA3 on, or as soon as practical following, April 1, 2002. The SRA3 will be credited with an initial balance of $2,152,800. This amount will be 100% vested on April 1, 2002. The Company shall credit interest to this account as of the end of each calendar quarter at rate equal to one-quarter of the average 10-year Treasury Note Rate in effect for the previous quarter. Please note that you will be responsible for Medicare taxes as of the vesting date, which taxes are estimated at $31,216.

        The SRA3 will be maintained as a bookkeeping account on the records of the Company and you will have no present ownership right or interest in the SRA3, or in any assets of the Company with respect thereto. The SRA3 constitutes a mere unsecured promise by the Company to make benefit payments in the future. With respect to account balance and other rights under the SRA3, you and your beneficiaries shall at all times be and remain general unsecured creditors of the Company. The SRA3 may not be assigned, pledged or otherwise alienated by you and any attempt to do so, or any garnishment, execution or levy of any kind with respect to the SRA3, will not be recognized.

        Payout under the SRA3 will occur in one lump sum within 60 days of termination, unless, prior to April 1, 2002, you elect to defer receipt pursuant to and in accordance with Attachment A. You shall not have the right to receive any other payment with respect to the SRA3.

        Like the SRA1 and SRA2, retirement amounts under the SRA3 are subject to forfeiture (or repayment if such amounts already have been paid) if you violate the Company's noncompetition guidelines, in effect at the time of the violation, any time prior to the second anniversary of the termination of your employment (the "Forfeiture Rights"). The current form of the Company's noncompetition guidelines are described in paragraph 13 of this Agreement. Except as otherwise provided in this paragraph 4, you are entitled to the payments under SRA 3 unconditionally.

        We would be willing to exchange, on your request, a portion or combination of the amounts in SRA1, 2 and 3 for an Estate Enhancement Program, detail to be agreed by both parties.

5.  Additional Benefits:

    Life Insurance: Because of your employment with AT&T Corp., it is the Company's understanding that AT&T Corp. will provide you, for the remainder of your life, with continued life insurance under the AT&T Senior Management Universal Life Insurance Plan

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    equal to two and one half times your annual base salary. The Company does not control and is not responsible for this benefit.

    Financial Counseling: You will receive financial counseling benefits for a period of two years from your termination date, in accordance with the financial counseling program maintained by either AT&T Corp. or the Company, as applicable, during such period.

    Outplacement Counseling: The Company will provide you, if you so select within one year of termination, with outplacement counseling from a firm selected by the Company in accordance with the practice then in effect for executives in similarly situated positions.

    Telephone Reimbursement: Because of your employment with AT&T Corp., it is the Company's understanding that AT&T Corp. will continue to provide you with telephone reimbursement through the AT&T Toll Discount Program. The Company does not control and is not responsible for this benefit.

6. Restricted Stock Units: Your RSUs granted in September 1998 will continue to be subject to performance restrictions, in accordance with my prior correspondence to you on this subject, until April 1, 2002. As of that date, your RSUs will be deemed 60% vested, provided you remain employed through that date. As soon as administratively practical after that time, shares equal to the number of vested units will be issued to you. The remaining 40% of your RSUs will vest according to the following terms: 20% on January 1, 2003 and the final 20% on the End Date, in both cases provided you meet performance objectives as mutually agreed to by you and John Zeglis within 60 days of the Effective Date.

7. Stock Options: Stock options granted prior to February 16, 2002 will be treated as if you had retired from the Company, will continue to vest regardless of your termination of employment for whatever reason, and will be exercisable until the original grant expiration date of the option. Grants made in 2002 and beyond will continue to vest regardless of your termination of employment for whatever reason and be exercisable for the full length of the original 10-year term if you meet the retirement eligibility criteria in effect for these grants as of your termination date. These criteria currently require achievement of age 55 and at least 10 years of net credited service upon termination. [Deleted provision regarding entitlement upon death]. In the event of a Company initiated termination other than for Cause or in the event you terminate employment for Good Reason, any outstanding unvested options will be treated as if you had retired from the Company on that date.

8. Change in Control: Prior to the End Date, if your employment is terminated by the Company in connection with or following a "change in control" (as defined in the 2001 Long-Term Incentive Plan) and without Cause, or by you for Good Reason following a change in control, you will receive a severance payment in accordance with the terms of the change in control policy, plan, agreement or program then in effect for executives in similarly situated positions less $2,152,800. Additionally, to the extent and in accordance with the terms of the stock option grant agreement, any unvested options will become fully vested and exercisable upon a change in control. This Agreement replaces any and all severance or change in control payments and benefits that may otherwise be due to you upon the termination of your employment. By signing this Agreement, you waive all rights you may have under, and forever release the Company and its affiliates from all liability with respect to, any of their plans, programs or practices providing severance or change in control payments and benefits, except as expressly provided in this Agreement.

9. Termination: Upon the termination of your employment by you or the Company for any reason prior to the End Date, your restricted stock units and stock options will be treated as follows:


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    o   Unvested stock options from 2002 and beyond will be treated according to the circumstances of your termination, as specified in each stock option grant agreement.

    o Any remaining unvested Restricted Stock Units from the 1998 grant will be forfeited.

    In the event the Company determines that there is Cause for termination of your employment, the Company will provide you with written notice specifying the grounds upon which its determination is based.

    For purposes of clarification, if the termination provisions of this paragraph 9 apply, you, your estate or your legal representative, as applicable, will also receive your base salary and bonus through your actual termination date (not the End Date) in accordance with paragraph 3 of this Agreement as well as the additional benefits described in paragraph 5 of this Agreement. Nothing in this paragraph 9 shall in any way affect your rights to any vested payments under the SRA 1, SRA 2 and SRA 3.

    Additionally, if your employment is terminated by reason of death or long-term disability, crediting of interest to the SRA3 will continue through the end of the quarter of termination, and payout will occur in accordance with paragraph 4 of this Agreement.

10. Definitions: The definition of "Cause" will remain unchanged from paragraph 5(b) of the Prior Agreement. The definition of "Good Reason" will remain unchanged from paragraph 5(a) of the Prior Agreement. "Long-term disability" will have the same meaning as set forth in the Company's long-term disability plan in place at the time of your disability.

11. Confidentiality: Terms and conditions remain unchanged from paragraph 6 of the Prior Agreement.

12. Employment at Will: The employment relationship at the Company is by mutual consent ("employment at will"). This means that employees have the right to terminate their employment at any time and for any, or no, reason. Likewise the Company reserves the right to discontinue your employment with or without Cause at any time and for any, or no, reason. The Company's various employee and executive benefit and incentive plans, programs, and practices, as may be mentioned in this Agreement, reflect their current provisions. The Company reserves the right to discontinue or modify any such plans, programs and practices at any time. In the event that the Company decides to terminate your employment, you will receive notice, in writing, 60 calendar days prior to your termination date. Similarly, in the event that you decide to terminate your employment for any reason other than for Good Reason, you will provide notice, in writing, 60 calendar days prior to your termination date, in order to be eligible for the benefits identified in paragraph 9 of this Agreement.

13. Non-competition: Terms and conditions remain unchanged from paragraph 9 of the Prior Agreement.

14. Attorney's Fees: In the event you bring an action to enforce the terms of this Agreement and prevail in any such action, the Company will pay your reasonable attorney's fees and costs related to any such action. The Company agrees to reimburse you for up to $7,500 for attorney's fees incurred by you in connection with negotiating this Agreement.


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15. Governing Law. The construction, interpretation and performance of this
    Agreement shall be governed by the laws of the State of Washington, without regard to its choice or conflict of laws provisions, except to the extent preempted by federal law.

Michael, we value your continued association with the Company, and are pleased to offer you this opportunity to remain with the Company as head of Telecorp. If you agree with the foregoing, please sign this Agreement in the space provided below and return the signed original to me for our files. Please maintain a copy for your own records.

Sincerely,

/s/ Jane Marvin

Jane Marvin
EVP, Human Resources
AT&T Wireless Services

Acknowledged and Agreed:


/s/ Michael G. Keith                        April 1, 2002
-----------------------------               -------------
Michael G. Keith                            Date



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                                  ATTACHMENT A

I, ____________________________ (signature) hereby elect to defer receipt of the payment under the Special Individual Non-qualified Supplemental Retirement Arrangement (SRA3) that may become due to me pursuant to the terms of the attached Agreement, effective February 16, 2002, for a period of _____ (up to 5) years after the date this payment would otherwise become due. Thereafter, the amount deferred shall be paid to me in __________ (up to 5) substantially equal annual installments. I understand that the amount deferred will be credited with interest each quarter equal to one-quarter of the average 10-year Treasury Note Rate in effect for the previous quarter. In the event of my death prior to either the commencement or completion of payout of the deferred amount, the unpaid balance shall be paid to my beneficiary (or my estate if no beneficiary has been named) in accordance with instructions on file with the Company at that time.

I, _____________________ (signature) do not wish to defer receipt of the SRA3 payment that may become due to me pursuant to the terms of the attached Agreement.